UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 8, 2009  (April 3, 2009)

INDIGO-ENERGY, INC.
(Exact name of registrant as specified in charter)

Nevada	002-75313	84-0871427
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

701 N. Green Valley Pkwy., Suite 200, Henderson, Nevada	89074
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(702) 990-3387

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On March 26, 2009, Indigo-Energy, Inc., a Nevada corporation (the “Company”) entered into an agreement (the “Agreement”) with Epicenter Oil and Gas, LLC (“Epicenter) wherein Epicenter acknowledged that, between February 20, 2009 and March 23, 2009, it has received an aggregate of Nine Hundred Thousand Dollars ($900,000) from the Company, which amount was utilized for drilling and other activities related to four wells (the “Wells”) located in the Dubois field, in the Illinois Basin (the “Property”).   The Agreement contained a representation from Epicenter that it has the right to drill on the Property and also contained an undertaking on the part of Epicenter to execute an assignment of working interest in the Wells in favor of the Company and to record such assignment in the appropriate Public Records in Dubois County, Indiana.

Item 8.01  Other Events

On April 3, 2009, the Company issued a press release announcing the completion of drilling activities on the Wells, comprised of 1 vertical “collector” well, 2 horizontal natural gas wells that connect to the vertical shaft and 1 vertical oil well.  The Company also announced that it will be completing necessary testing and completion on the Wells and related infrastructure and anticipate that natural gas and oil will be in production within the next 30 to 60 days.

On April 2, 2009, pursuant to the recommendation of the Company’s Compensation Committee, the Company increased the base salary of its Chief Executive Officer, Mr. Steven Durdin, to Two Hundred Fifty Thousand Dollars ($250,000) a year. Mr. Durdin has agreed that the Company shall only pay such portion of the base salary, as increased, permitted by the Company’s current cash flow.  Any balance thereof shall be accrued until the Company has sufficient positive cash flow to allow an additional payment of Mr. Durdin’s base salary.  The Company also issued 20 shares of the Company’s Series D Preferred Stock (the “Series D Shares”) to each of Mr. Steven Durdin and Mr. James Walter.  The increase in Mr. Durdin’s base salary, as well as the issuance of Series D Shares to both Mr. Durdin and Mr. Walter are in consideration for the extensive efforts extended by each of them in relation to the completion of the drilling on the Wells and for their continued efforts in preparation for other drilling activities in the Illinois Basin.

Each Series D Share granted to Mr. Durdin and Mr. Walter will automatically convert into 1,000,000 shares of the Company’s common stock, provided however, that such conversion shall only occur at such time when the Company has sufficient common stock authorized to facilitate such conversion.  Said shares shall be restricted by SEC Rule 144.  Each Series D Share shall further entitle the holder thereof to vote on all matters submitted to the Company’s shareholders on an “as converted” basis.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

1.01	Agreement between Indigo-Energy, Inc. and Epicenter Oil and Gas, LLC.

99.1	Press Release dated April 3, 2009.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 8, 2009	Indigo-Energy, Inc.

	By:	/s/ Stanley L. Teeple
Name: Stanley L. Teeple
Title: Chief Financial Officer